Exhibit 99.01


                         Independent Auditors' Report

To the Stockholder of @ Road, Inc.:

We have audited the accompanying consolidated balance sheets of @Road, Inc. and its subsidiaries (collectively the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.


/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 30, 2007


                                  @ROAD, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                  December 31,
                                                   -------------------------------------------
                                                          2006                   2005
                                                   --------------------  ---------------------
                            ASSETS
Current assets:
  Cash and cash equivalents......................  $            39,874   $             25,773
  Short-term investments.........................               53,682                 77,643
  Accounts receivable
   (net of allowances
   of $122 and $376).............................               15,644                 12,475
  Inventories....................................               14,282                  6,087
  Deferred product costs.........................               18,324                 16,187
  Deferred tax assets............................                1,108                  1,448
  Prepaid expenses and other.....................                2,807                  2,566
                                                   --------------------  ---------------------
    Total current assets.........................              145,721                142,179
  Property and equipment, net....................                8,333                  6,195
  Deferred product costs.........................               27,443                 16,995
  Deferred tax assets............................               42,471                 39,843
  Goodwill.......................................               13,341                 13,341
  Intangible assets, net.........................               23,292                 27,333
  Other non-current assets.......................                  853                    400
                                                   --------------------  ---------------------
    Total assets.................................  $           261,454   $            246,286
                                                   ====================  =====================

                    LIABILITIES, REDEEMABLE PREFERRED STOCK
                           AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $             4,555   $              6,653
  Accrued liabilities............................               11,429                  8,751
  Deferred revenue and customer deposits.........               21,942                 15,495
  Redeemed preferred stock.......................                3,125                     --
  Derivative instrument..........................                7,004                  1,457
                                                   --------------------  ---------------------
    Total current liabilities....................               48,055                 32,356
Deferred revenue.................................               25,893                 17,333
Deferred tax liabilities.........................                   --                    323
Derivative instrument............................                   --                  1,457
Other long-term liabilities......................                  388                    461
                                                   --------------------  ---------------------
    Total liabilities............................               74,336                 51,930

Commitments and contingencies (Note 12)

Preferred stock, $0.001 par value, 10,000
  shares authorized, 98 shares designated
  as redeemable preferred stock, shares issued
  and outstanding: 77 in 2006 and 78 in 2005.                    5,553                  8,184

Stockholders' equity:
Common stock, $0.0001 par value, 250,000 shares
  authorized, shares issued and outstanding:
  62,258 in 2006 and 61,154 in 2005..............              272,888                265,347
Notes receivable from stockholders...............                   --                     (7)
Accumulated other comprehensive loss.............                  (19)                   (78)
Accumulated deficit..............................              (91,304)               (79,090)
                                                   --------------------  ---------------------
    Total stockholders' equity...................              181,565                186,172
                                                   --------------------  ---------------------
      Total liabilities, redeemable preferred
      stock and stockholders' equity.............   $          261,454   $            246,286
                                                   ====================  =====================


                See notes to consolidated financial statements.

                                  @ROAD, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                                                             Years Ended December 31,
                                                                     ------------------------------------------
                                                                         2006          2005           2004
                                                                     ------------- -------------- -------------
Revenues:
  Hosted...........................................................  $      84,302  $      79,945  $     75,234
  Licensed.........................................................         15,381         12,911            --
                                                                     ------------- -------------- -------------
    Total revenues.................................................         99,683         92,856        75,234
Costs and expenses:
  Cost of hosted revenue (excluding intangibles
    amortization included below)                                            45,727         39,657        34,825
  Cost of licensed revenue (excluding intangibles
    amortization included below)                                             4,921          4,949            --
  Intangibles amortization.........................................          4,040          3,487            28
  Sales and marketing..............................................         22,565         21,398        12,336
  Research and development.........................................         15,942         13,024         6,192
  General and administrative.......................................         21,506         17,506        12,022
  In-process research and development                                           --          5,640            --
  Impairment of intangible assets                                               --          2,270            --
  Terminated acquisition costs.....................................             --             --         2,138
                                                                     ------------- -------------- -------------
    Total costs and expenses.......................................        114,701        107,931        67,541
                                                                     ------------- -------------- -------------
(Loss) income from operations......................................        (15,018)       (15,075)        7,693
                                                                     ------------- -------------- -------------
Other income, net:
  Interest income..................................................          4,499          3,039         1,532
  Change in derivative instrument liability........................         (4,110)         2,256            --
  Other income (expense), net......................................            161           (103)           (4)
                                                                     ------------- -------------- -------------
    Total other income, net........................................            550          5,192         1,528
                                                                     ------------- -------------- -------------
Net (loss) income before income taxes..............................        (14,468)        (9,883)        9,221
Benefit from income taxes..........................................          2,254         37,794            --
                                                                     ------------- -------------- -------------
Net (loss) income..................................................        (12,214)        27,911         9,221
Preferred stock dividends..........................................           (503)          (436)           --
                                                                     ------------- -------------- -------------
Net (loss) income attributable to common stockholders..............        (12,717)        27,475  $      9,221
                                                                     ============= ============== =============
Net (loss) income per share:
  Basic............................................................  $       (0.21) $        0.46  $       0.17
                                                                     ============= ============== =============
  Diluted..........................................................  $       (0.21) $        0.45  $       0.16
                                                                     ============= ============== =============
Shares used in calculating net (loss) income per share:
  Basic............................................................         61,629         59,928        54,296
                                                                     ============= ============== =============
  Diluted..........................................................         61,629         61,353        57,435
                                                                     ============= ============== =============



               See notes to consolidated financial statements.

                                  @ROAD, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           AND COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                (In thousands)

                                                                    Notes      Accumulated
                                                       Deferred   Receivable      Other                    Stock-
                                   Common Stock          Stock      from      Comprehensive  Accumulated   holders'  Comprehensive
                              Shares       Amount  Compensation Stockholders      Loss        Deficit      Equity        Income


BALANCES, January 1, 2004     53,700   $  228,441   $         (4)  $      (87)  $        --   $ (116,222)  $   112,128
Net income.........                                                                                9,221         9,221 $    9,221
Change in unrealized (loss)
  on short-term investments                                                            (179)                      (179)      (179)
                                                                                                                       ------------
Comprehensive income                                                                                                   $    9,042
                                                                                                                       ============
Shares issued under              464        2,135                                                                2,135
  employee stock purchase
  plan.............
Exercise of stock options        641        1,440                                                                1,440
Collection of notes
  receivable from
  stockholders.....                                                        87                                       87
Amortization of deferred
  stock compensation                                           4                                                     4
                             -------    ---------   ------------  -----------   -----------   ----------   -----------
BALANCES, December 31, 2004.. 54,805      232,016             --           --          (179)    (107,001)      124,836
Net income.........                                                                               27,911        27,911 $   27,911
Change in unrealized (loss)
  on short-term investments                                                             101                        101        101
                                                                                                                       ------------
Comprehensive income                                                                                                   $   28,012
                                                                                                                       ============
Shares issued upon             5,454       24,228                                                               24,228
acquisition of Vidus, net
of issuance costs of $478
Fully vested options issued
  upon acquisition of Vidus                   531                                                                  531
Shares issued under
  employee stock purchase
  plan.............              580        1,678                                                                1,678
Exercise of stock options        315          578                                                                  578
Issuance of note receivable
  from stockholder.                                                       (11)                                     (11)
Collection of note
  receivable from
  stockholder......                                                         4                                        4
Dividends on preferred stock                 (436)                                                                (436)
Excess tax benefit on the
  exercise of employee
  stock options (See "Note
  15--Income Taxes")                        6,752                                                                6,752
                             -------    ---------   ------------  -----------   -----------   ----------   ------------
BALANCES, December 31, 2005.. 61,154      265,347             --           (7)          (78)     (79,090)      186,172
Net loss...........                                                                              (12,214)      (12,214) $ (12,214)
Change in unrealized (loss)
  on short-term investments                                                              59                         59         59
                                                                                                                       ------------
Comprehensive income                                                                                                   $  (12,155)
                                                                                                                       ============
Shares issued under              643        1,992                                                                1,992
  employee stock purchase
  plan.............
Exercise of stock options        461        1,488                                                                1,488
Collection of notes
  receivable from
  stockholders.....                                                         7                                        7
Excess tax benefit on the
  exercise of employee
  stock options                               214                                                                  214
Dividends on redeemable
  preferred stock..                          (503)                                                                (503)
Employee stock compensation
  expense..........                         4,350                                                                4,350
                             ------------------------------------------------------------------------------------------
BALANCES, December 31, 2006.. 62,258   $  272,888   $       --   $         --    $      (19)  $  (91,304)   $  181,565
                             ==========================================================================================



                See notes to consolidated financial statements.


                                  @ROAD, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                              Years Ended December 31,
                                                                    ---------------------------------------------
                                                                        2006           2005            2004
                                                                    -------------  --------------  --------------
Cash flows from operating activities:
  Net (loss) income..............................................   $     (12,214)  $      27,911  $        9,221
  Adjustments to reconcile net (loss) income to net cash (used in)
    provided by operating activities:
    Depreciation and amortization................................           7,350           6,095           1,286
    Change in derivative instrument liability....................           4,110          (2,256)             --
    Employee stock compensation expense...........................          4,350              --               --
    Provision for inventory valuation............................             140             365             214
    Loss on disposal of property and equipment...................              75              65              24
    Provision for product return costs...........................              (6)            238              --
    Allowance (reduction) for doubtful accounts..................            (253)           (674)           (724)
    Deferred taxes...............................................          (2,397)        (44,661)             --
    Excess tax benefit on the exercise of employee stock options.            (214)          6,752              --
    In-process research and development..........................              --           5,640              --
    Impairment of intangible assets..............................              --           2,270              --
    Write-off of deferred acquisition costs......................              --              --           1,095
    Amortization of deferred stock compensation..................              --              --               4
    Change in assets and liabilities, net of effect of
      acquisition:
      Accounts receivable........................................          (2,916)         (2,172)           (127)
      Inventories................................................          (8,335)         (2,859)         (1,382)
      Deferred product costs.....................................         (12,579)        (16,369)          2,140
      Prepaid expenses and other.................................            (694)           (332)         (1,021)
      Accounts payable...........................................          (2,212)            447             609
      Accrued and other liabilities..............................           2,605           1,533              33
      Deferred revenue and customer deposits.....................          15,007          12,381            (156)
                                                                    -------------  --------------  --------------
        Net cash (used in) provided by operating activities......          (8,183)         (5,626)         11,216
                                                                    -------------  --------------  --------------
Cash flows from investing activities:
  Purchase of property and equipment.............................          (5,407)         (4,178)         (2,652)
  Purchases of short-term investments............................         (61,351)       (127,367)       (161,836)
  Proceeds from maturities of short-term investments.............          85,371         153,047          60,435
  Acquisition of Vidus, net of cash acquired.....................              --          (6,857)              --
                                                                    -------------  --------------  --------------
        Net cash provided by (used in) investing activities......          18,613          14,645        (104,053)
                                                                    -------------  --------------  --------------
Cash flows from financing activities:
  Proceeds from sale of common stock.............................           3,480           2,256           3,575
  Proceeds from payments on note receivable issued to stockholders              7               4              87
  Payment for redemption of redeemable preferred stock.........               (30)             --              --
  Excess tax benefit on the exercise of employee stock options.               214              --              --
                                                                    -------------  --------------  --------------
        Net cash provided by financing activities................           3,671           2,260           3,662
                                                                    -------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents.............          14,101          11,279         (89,175)
Cash and cash equivalents:
  Beginning of year..............................................          25,773          14,494         103,669
                                                                    -------------  --------------  --------------
  End of year....................................................   $      39,874     $    25,773      $   14,494
                                                                    =============  ==============  ==============
Supplemental disclosure of cash flow information:
                                                                    =============  ==============  ==============
  Cash paid for income taxes.....................................   $         116     $        55      $       --
                                                                    =============  ==============  ==============
  Dividends accrued on preferred stock...........................   $         503     $       436      $       --
                                                                    =============  ==============  ==============
  Change in unrealized gain (loss) on short-term investments,
    net of tax effects                                              $          59     $       101      $     (179)
                                                                    =============  ==============  ==============
Non-cash investing and financing activities:
  Issuance of common stock, preferred stock and options in
    connection with the acquisition of Vidus.....................   $          --    $     38,155     $        --
                                                                    =============  ==============  ==============
Fixed assets acquired not paid at year end                          $         115
                                                                    =============



                See notes to consolidated financial statements.

                                  @ROAD, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004


Note 1. Organization and Summary of Significant Accounting Policies

Organization

     @Road, Inc. commenced operations on July 1, 1996 and is a leading provider of mobile resource management ("MRM").

Acquisition of @Road by Trimble Navigation Limited ("Trimble")

     On December 10, 2006, the Company announced that it entered into a definitive agreement to be acquired by Trimble. On February 16, 2007 the acquisition was approved at a stockholder's meeting and closed. Under the terms of the transaction, Trimble acquired all of the outstanding shares of @Road for $7.50 per share. @Road shareholders received $5.00 per share in cash and the remaining $2.50 per share in Trimble stock.

Principles of Consolidation

     The consolidated financial statements include @Road, Inc. and its wholly-owned subsidiaries (collectively, the "Company"). Intercompany accounts and transactions are eliminated upon consolidation.

Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates, including those related to revenue recognition, stock-based compensation, intangible assets and goodwill, allowance for doubtful accounts, income taxes and legal and other contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a remaining maturity at purchase of 90 days or less to be cash equivalents.

Short-term Investments

     Short-term investments represent highly liquid debt instruments purchased with a remaining maturity date at purchase of greater than 90 days and are stated at fair value. The differences between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value representing unrealized holding gains or losses, are recorded separately as accumulated other comprehensive income within stockholders' equity, net of related estimated tax provisions or benefits. Additionally, the Company assesses whether an other-than-temporary impairment loss on its investments has occurred due to declines in fair value or other market conditions. The Company did not consider any declines in fair value to be other than temporary. While the Company's intent is to hold debt securities to maturity or reset date, they are classified as available-for-sale because the sale of such securities may be required prior to maturity or reset. Any gains and losses on the sale of debt securities are determined on a specific identification basis.

Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents, short-term investments and accounts receivable. The Company's cash equivalents and short-term investments consist of checking and savings accounts, money market accounts and highly liquid debt instruments with four financial institutions. The Company sells its products and services primarily to companies in the United States and Europe. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing evaluations of its customers' financial condition. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience. Unexpected or significant future changes in trends could result in a material impact to future statements of operations or cash flows. The allowance for doubtful accounts is recorded as a charge to operating expense, while the provision for sales returns is recognized as a reduction of revenues.

     At December 31, 2006, SBC Services and BellSouth comprised 17% and 13% of outstanding accounts receivable, respectively. At December 31, 2005, SBC Services comprised 43% of outstanding accounts receivable.

Inventories

     Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of average cost or market. Inventories are accounted for on an average cost basis and the adequacy of inventory reserves is reviewed on a quarterly basis. The Company writes down inventory based on forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values.

Property and Equipment

     Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of approximately three to five years. Leasehold improvements and capital lease assets are amortized over the shorter of the lease term or their estimated useful lives.

Goodwill and Intangible Assets

     Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), under which goodwill is no longer subject to amortization.

     Intangible assets resulting from the acquisitions of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. Identifiable intangible assets are comprised of core developed technology, order backlog, customer relationships, trademarks and trade names and other intangible assets. Identifiable intangible assets that have finite useful lives are being amortized over their useful lives of ten years for core developed technology, three years for order backlog and ten years for customer relationships. Trademarks and trade names have indefinite lives and as such are not amortized but are tested at least annually for impairment.

Impairment of Long-Lived Assets

     The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow that the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The Company assesses the recoverability of long-lived and intangible assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment if any, is measured based on projected discounted future net cash flows.

     The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income or discounted cash flows approach. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

     The Company conducted its initial annual impairment test as of August 31, 2006 and determined there was no impairment. There were no events or circumstances from that date through December 31, 2006 indicating that a further assessment was necessary. For the year ended December 31, 2005 the company determined that the Vidus trade name was impaired. See Note 3 - "Business Combinations, Goodwill and Intangible Assets" for further discussion.

Income Taxes

     The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carry forwards and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Revenue Recognition

     The Company follows specific and detailed guidelines in recognizing revenue in accordance with the provisions of AICPA Statement of Position 97-2, Software Revenue Recognition , as amended by Statement of Position 98-4, Deferral of the Effective Date of the Provisions of SOP 97-2 and Statement of Position 98-9, Modification of SOP 97-2 , as well as Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts and Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts . The Company recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, the obligations under any such agreement are fulfilled and collectibility is probable.

     The Company's revenues are comprised of hosted revenue and licensed revenue. Hosted revenue is derived from monthly fees for the Company's Field Force Management ("FFM") and Field Asset Management ("FAM") solutions and monthly or upfront fees for in-vehicle hardware devices enabling a mobile resource to utilize these FFM or FAM solutions. Licensed revenue is comprised of license fees, installation, training and related post-contract customer support ("PCS") services fees relating to the Company's Field Service Management ("FSM") Taskforce (TM) software solution.

     Monthly fees for the Company's hosted solutions are recognized ratably over the contract period, which commences (a) upon installation of the Company's proprietary hardware devices in customers' mobile worker vehicles, or (b) upon the creation of subscription licenses and a subscriber account on its website where subscribers have elected to use an @ Road solution with a mobile telephone. Upfront fees for the Company's hosted solution primarily consist of amounts for the in-vehicle enabling hardware device and peripherals, if any. The Company defers upfront fees at installation and recognizes them ratably over the minimum service contract period, generally one to five years. Product costs are also deferred and amortized over such period. Renewal rates for the Company's hosted solutions are not considered priced at a bargain in comparison to the upfront fees (as described in Staff Accounting Bulletin No. 104, Revenue Recognition). If the Company cannot objectively determine the fair value of any undelivered element included in hosted arrangements, it defers revenue until all elements are delivered, all services have been performed and the only remaining undelivered element is PCS or fair value can objectively be determined.

     Licensed revenue associated with the fees for the license of the Company's FSM Taskforce product and related customization and installation services is generally recognized using the percentage-of-completion method of accounting over the period that services are performed. For agreements accounted for under the percentage-of-completion method, the Company determines progress to completion based on actual direct labor hours incurred to date as a percentage of the estimated total direct labor hours required to complete the project. The Company evaluates the actual status of each project as of each balance sheet date to ensure that the estimates to complete each contract remain accurate. A provision for estimated losses on contracts is made in the period in which the loss becomes probable and can be reasonably estimated. To date, the Company has not incurred any such losses. If the amount of revenue recognized exceeds the amount billed to customers, the excess amount is recorded as unbilled accounts receivable. If the amount billed exceeds the amount of revenue recognized, the excess amount is recorded as customer deposits.

     The Company derives PCS fees from PCS agreements, which are generally initially purchased at the same time as a license for its Taskforce product. PCS can include telephone and email support and the right to receive unspecified upgrades on a when-and-if-available basis. PCS agreements may generally be renewed on an annual basis. The Company recognizes revenue for PCS, based on vendor specific objective evidence ("VSOE") of fair value, ratably over the term of the PCS period. The Company generally determines VSOE of PCS based on the stated fees for PCS renewal set forth in the original license agreement. If the Company is unable to establish VSOE of fair value, it recognizes all fees ratably over the term of the PCS, when the only remaining undelivered element is PCS.

     For arrangements with multiple elements, such as licenses, customization services and PCS services, the Company allocates revenue to each element based upon its fair value as determined by VSOE. VSOE for each element is based on normal pricing and discounting practices when the element is sold separately. VSOE for PCS services is measured by the stated renewal rate. If the Company cannot objectively determine the fair value of any undelivered element included in license arrangements, it defers revenue until the earliest of either: (a) all elements are delivered, (b) all services have been performed or only PCS services remain to be delivered, or (c) fair value of any remaining undelivered elements can objectively be determined. When the fair value of a delivered element has not been established, the Company uses the residual method to record license revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the fee is allocated to the delivered elements and is recognized as revenue, assuming all other criteria have been met.

     Pursuant to Emerging Issues Taskforce Issue 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement ("EITF 06-3"), the Company elected to present taxes collected from customers and remitted to governmental authorities net in its financial statements consistent with the Company's historical presentation of this information.

Advertising Costs

     All advertising costs are expensed as incurred. Advertising costs, which are included in sales and marketing expenses, were approximately $1.6 million, $1.1 million and $370,000 in 2006, 2005 and 2004, respectively. Advertising costs consist primarily of ad campaigns, catalog brochures, promotional items and trade show expenses.

Research and Development Expenses

     In accordance with Statement of Financial Accounting Standards No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed, costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred until technological feasibility has been established. The Company believes its current process for developing products is essentially completed concurrently with the establishment of technological feasibility which is evidenced by a working model; accordingly, research and development costs incurred after the establishment of technological feasibility have not been significant and, therefore, no costs have been capitalized to date.

     Costs related to software acquired, developed or modified solely to meet the Company's internal requirements and for which there is no substantive plan to market the software are capitalized in accordance with the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1").

Costs incurred after the preliminary planning stage of the project and after management has authorized and committed funds to the project are capitalized. During 2006, the Company capitalized $1.1 million in accordance with SOP 98-1. No costs were capitalized during 2005 and 2004.

Foreign Currency Transactions

     The functional currency of the Company and its foreign subsidiaries is the United States dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the year, non-monetary assets and liabilities are translated at historical rates and revenues and expenses are translated at average exchange rates in effect during the period. Transaction gains and losses have not been significant to date and are included in Other income, net on the Company's consolidated statement of operations.

Derivative Financial Instruments

     The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), certain derivatives are embedded in the Company's Series B Preferred Stock that must be bifurcated and accounted for separately. The original host instruments were initially reported, at fair value, as Preferred Stock and the embedded derivatives were initially reported, at fair value, as liabilities. Because these derivatives do not qualify as hedging instruments, changes in fair values of such derivatives are reported as charges or credits to operations.

Certain Significant Risks and Uncertainties

     The Company participates in a dynamic high-technology industry and believes that adverse changes in any of the following areas could have a material adverse effect on its future financial position, results of operations or cash flows: the ability of the Company to satisfy the complex requirements imposed by large customers; the ability of the Company to integrate @Road, Ltd. (formerly Vidus) operations successfully; the ability of the Company to accelerate or continue to grow as a result of its investment initiatives; the ability of the Company and its alliances to market, sell and support the Company's solutions; the timing of purchasing and implementation decisions by prospects and customers; competition; the dependence of the Company on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; advances and trends in new technologies and industry standards; market acceptance of the Company's existing or new solutions; development of sales channels; changes in third-party manufacturers, key suppliers, certain strategic or customer relationships; litigation or claims against the Company based on intellectual property, product, regulatory or other factors; and the Company's ability to attract and retain employees necessary to support its growth.

     Motorola is the sole supplier of microcontrollers and certain modems used in the Company's products. Micronet is the sole supplier of the Company's Internet Data Terminal (TM) ("iDT") device. Everex is the sole supplier of the Company's Internet Location Manager--WiFi (" i LM(R)-W") device. The Company expects to rely on these suppliers as the sole source for these components and devices for the next several years.

Comprehensive Income

     SFAS No. 130, Reporting Comprehensive Income, requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources. Accumulated other comprehensive loss was comprised of unrealized gains (losses) of $19,000, $78,000 and $(179,000) on short-term investments at December 31, 2006, 2005 and 2004, respectively.

Major Customers

     In 2006, SBC Services represented 15.5% of total revenues. In 2005 and 2004, Verizon Communications, represented 13% and 17% of total revenues, respectively. No other customers comprised 10% or more of total revenues.

Recently Issued Accounting Standards

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), that addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminated the ability to account for stock-based compensation transactions using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and generally requires that such transactions be accounted for using a fair value based method and recognized as expense in the consolidated statement of operations. SFAS 123R also requires additional accounting for the tax benefit on employee stock options and for stock issued under the Company's employee stock purchase plan. The adoption of SFAS 123R on January 1, 2006, had a material impact on the Company's results of operations and financial position. See "Note 10 -- Employee Benefit Plans" for additional disclosure related to SFAS 123R.

     On June 7, 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements ("SFAS 154"). SFAS 154 changes the requirements for accounting and reporting a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS 154 does not change the transition provisions of any existing accounting pronouncements.

     In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities' full knowledge of the position and all relevant facts, but without considering time values. FIN 48 is effective for the Company beginning January 1, 2007. The Company has not yet completed its evaluation of the impact that adoption of FIN 48 will have on the Company's consolidated statement of operations and financial condition.

     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS 154. SAB 108 is effective for the Company on December 31, 2006. The adoption of SAB 108 did not have an impact on the Company's consolidated statement of operations and financial condition.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, SFAS 157 simplifies and codifies fair value related guidance previously issued within generally accepted accounting principles ("GAAP"). SFAS 157 will be effective for the Company beginning January 1, 2008. The Company has not yet completed its evaluation of the impact that adoption of SFAS 157 will have on the Company's consolidated statement of operations and financial condition.

Note 2. Basic and Diluted Net (Loss) Income Per Share

     Basic net (loss) income per share is computed by dividing the net income attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net

(loss) income per share is computed by dividing the net income attributable to common stockholders for the period by the weighted average number of common shares and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options, are included in diluted net income per share (using the treasury stock method) to the extent such shares are dilutive. Potentially dilutive shares that are anti-dilutive, as calculated based on the weighted average closing price of the Company's common stock for the period, are excluded from the calculation of diluted net income per share. Common share equivalents are excluded from the computation in loss periods, as their effect would be anti-dilutive.

     The following table sets forth the computation of basic and diluted net
(loss) income per share for the periods indicated (in thousands, except per share amounts):

                                                                              Years Ended December 31,
                                                                      -----------------------------------------
                                                                         2006          2005           2004
                                                                      ------------  ------------   ------------
Net (loss) income attributable to common shareholders (numerator)...  $    (12,717) $     27,475   $      9,221
Shares (denominator):                                                 ============  ============   ============
  Basic
    Weighted average common shares outstanding......................        61,629        59,928         54,299
    Weighted average common shares outstanding subject to repurchase            --            --             (3)
                                                                      ------------  ------------   ------------
    Shares used in computation......................................        61,629        59,928         54,296
Diluted
    Dilution impact from option equivalent shares...................            --         1,416          3,134
    Dilution impact from employee stock purchase plan...............            --             9              2
    Add back weighted average common shares subject to
      repurchase....................................................            --            --              3
                                                                      ------------  ------------   ------------
    Shares used in computation......................................        61,629        61,353         57,435
                                                                      ============  ============   ============
Net (loss) income per share:
  Basic.............................................................  $    (0.21)  $        0.46      $    0.17
                                                                      ============  ============   ============
  Diluted...........................................................  $    (0.21)  $        0.45      $    0.16
                                                                      ============  ============   ============


     For the periods presented, the Company had securities outstanding which could potentially dilute basic income per share in the future, but which were excluded from the computation of diluted net (loss) income per share in the periods presented, as their effect would have been anti-dilutive due to the net loss for the period or due to shares being subject to repurchase by the Company. Such outstanding securities consist of the following (shares in thousands):

                                                  Years Ended December 31,
                                                  -------------------------
                                                    2006     2005    2004
                                                  -------  -------  -------
Outstanding options............................   10,117     4,475    1,820
Weighted average exercise price
  of outstanding options.......................   $ 4.82   $  7.31  $ 10.89


Note 3. Business Combinations, Goodwill and Intangible Assets

     On February 18, 2005, the Company completed the acquisition of Vidus Limited ("Vidus") in a transaction accounted for as a business combination using the purchase method. As consideration for the acquisition, the Company issued approximately 5.5 million shares of its common stock valued at $24.7 million, newly created redeemable preferred stock ("preferred stock") valued at approximately $12.9 million, extinguished for cash existing debt of approximately $5.5 million in exchange for all of the outstanding shares of Vidus capital stock, and issued approximately 146,000 vested options with a fair value of $531,000. Under the terms of the stock option grants, each option has been classified as a non-qualified stock option, is fully vested, has an exercise price ranging from $0.67 to $2.00 per share and has a one-year term. The Company incurred acquisition related costs of $2.6 million, of which $478,000 was allocated to the issuance of common stock. The purchase price of approximately $46.3 million was allocated among the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date.

     The shares of common stock issued in the acquisition were valued in accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination ("EITF 99-12"). In accordance with EITF 99-12, the Company established the first date on which the number of the Company's shares and the amount of other consideration became fixed as of February 18, 2005. Accordingly, the Company valued the transaction using the average closing price of the Company's common stock for the two-day period ending on February 18, 2005, or $4.53 per share.

     The shares of redeemable preferred stock issued in the acquisition contain a provision whereby the redemption value may be increased based on the future price of the Company's common stock (the "top-up" amount) and were recorded at fair value as required by SFAS No. 141, Business Combinations ("SFAS 141") and Emerging Issues Task Force Issue No. 97-8, Accounting for Contingent Consideration Issued in a Purchase Business Combination ("EITF 97-8"). The fair value of the redeemable preferred stock was determined to be the aggregate of the redemption value of the preferred stock discounted at 6.5%, plus the estimated value of the embedded put and call options and the estimated top-up, discounted at the Company's estimated cost of equity of 14.87%. See "Note 8--Derivative Financial Instrument Liabilities" and "Note 9--Redeemable Preferred Stock" for further discussion of the top-up.

     The fair value of the stock options was determined using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 96%, expected life of one year and a risk-free interest rate of 3.09%.

     The Vidus acquisition was accounted for under SFAS No. 141, and certain specified provisions of SFAS 142. The results of operations of Vidus are included in the Company's Condensed Consolidated Statement of Operations beginning February 19, 2005.

     The following table summarizes the estimated fair values of the tangible assets acquired and the liabilities assumed at the date of acquisition (in thousands):

     Cash..................................................     $    1,269
     Accounts receivable...................................          1,669
     Prepaid expenses and other............................            412
     Property and equipment................................          1,022
     Notes receivable from stockholder.....................             11
                                                                ----------
     Total tangible assets acquired........................          4,383
                                                                ----------

     Accounts payable......................................           (540)
     Accrued liabilities...................................         (2,148)
     Deferred revenue......................................         (4,270)
                                                                ----------
     Total tangible liabilities assumed....................         (6,958)
                                                                ----------
     Net tangible liabilities assumed......................     $   (2,575)
                                                                ==========


     Under the purchase method of accounting, the Company allocated the total purchase price to the acquired net tangible and intangible assets based upon their estimated fair market value as of the date of acquisition, February 18, 2005. The intangible assets recognized, apart from goodwill, represented contractual or other legal rights of Vidus and those intangible assets of Vidus that could be clearly identified. These intangible assets were identified and valued through interviews and analysis of data provided by Vidus concerning development projects, their stage of development, the time and resources needed to complete them and, if applicable, their expected income generating ability. There were no other contractual or other legal rights of Vidus clearly identifiable by management, other than those identified below.

     The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed was as follows (in thousands):

        Fair value of net liabilities assumed.....................   $   (2,575)
        Intangible assets acquired:
          Core developed technology...............................       18,410
          Order backlog...........................................        5,500
          Customer relationships..................................        3,660
          Trademarks..............................................        3,250
          Trade names.............................................        2,270
                                                                     ----------
                                                                         33,090

        In-process research and development.......................        5,640
        Costs allocated to common stock issued....................          478
        Deferred tax liability, net...............................       (3,693)
        Goodwill..................................................       13,341
                                                                     ----------
        Purchase price............................................   $   46,281
                                                                     ==========

Core Developed Technology

    Core developed technology of approximately $18.4 million related to the taskforce technology. At the date of acquisition, the developed technology was complete and had reached technological feasibility. Any costs to be incurred in the future will relate to the ongoing maintenance of the developed technology and will be expensed as incurred. To estimate the fair value of the developed technology, an income approach was used with a discount rate of 35%, which included an analysis of future cash flows and the risks associated with achieving such cash flows. The developed technology is being amortized over its estimated useful life of ten years.

Order Backlog and Customer Relationships

    The order backlog of approximately $5.5 million and the customer relationships of approximately $3.7 million represented the fair value of the PCS obligations and existing customer relationships. To estimate the fair value of the order backlog and the customer relationships, an income approach was used with a discount rate of 30%. The order backlog and customer relationships are amortized over their estimated useful lives of three and ten years, respectively.

Trademarks

    The taskforce solution has strong name recognition in European field service management, telecommunications, cable and utilities markets. To estimate the fair value of the trademark an income approach was used with a discount rate of 40%. The Company expects to continue to produce and market the taskforce product. Therefore, an analysis of various economic factors indicated there was no limit to the period of time the trademark would contribute to future cash flows. Because cash flow is expected to continue indefinitely, the trademark is not being amortized, but is tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Trade Names

    The Vidus trade name had strong name recognition in European markets. At the time of the acquisition, the Company expected to continue to utilize the Vidus trade name in Europe. The fair value was determined using an income approach with a discount rate of 40% and based on an analysis of various economic factors the Company determined that the useful life of the trade name was indefinite. During the fourth quarter of 2005, management determined that the acquired Vidus trade name would no longer be utilized. As a result, the Company recorded an impairment charge of $2.3 million.

In-Process Research and Development

    Development projects that had reached technological feasibility were classified as developed technology, and the value assigned to developed technology was capitalized. In-process research and development of approximately $5.6 million reflected research projects that had not reached technological feasibility or had no alternative future use at the time of the acquisition and was immediately expensed. In order to achieve technological feasibility, the Company estimated the hours required to complete the projects would cost approximately $5.7 million. The Company estimated the fair value assigned to in-process research and development using the income approach, which discounts to present value the cash flows attributable to the technology once it had reached technological feasibility using a discount rate of 40%. The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time expected to be incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and overcoming the obstacles necessary to attain technological feasibility. The weighted average stage of completion for all projects, in the aggregate, was approximately 80% as of the acquisition date. Cash flows from sales of products incorporating those technologies commenced in fiscal 2005. Expenditures to complete the acquired in-process research and development approximated the original estimates.

Goodwill

    Goodwill of approximately $13.3 million represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The acquisition allows the Company to integrate its technology with Vidus' technology for dynamic scheduling, dispatching, routing and appointment booking of mobile workers, cross-sell the companies' solutions and further develop the combined technologies to provide customers with seamlessly integrated solutions. The acquisition also creates the ability to expand the Company's business to Europe and other international markets. These opportunities, along with the ability to hire the Vidus workforce, were significant contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. The goodwill and intangible assets were allocated to the licensed reporting segment. The goodwill is not deductible for tax purposes.

    The results of operations of Vidus are included in the Company's Consolidated Statement of Operations from the date of the acquisition. If the Company had acquired Vidus at the beginning of the periods presented, the Company's unaudited pro forma revenue, net income (loss), net income (loss) attributable to common stockholders and net income (loss) per share would have been as follows (in thousands, except per share amount):


                                                                      Year Ended
                                                                     December 31,
                                                          ------------------------------
                                                             2005            2004
                                                          ------------------------------
Revenue...................................................  $  93,549     $  82,089
Net income (loss).........................................  $  25,226     $  (9,529)
Net income (loss) attributable to common stockholders.....  $  24,721     $ (10,192)
Net income (loss) per share (basic).......................  $    0.41     $   (0.16)
Net income (loss) per share (diluted).....................  $    0.40     $   (0.16)
Shares used in computing net income (loss)
  per share (basic).......................................     60,645        59,750
Shares used in computing net income (loss)
  per share (diluted).....................................     62,071        59,750


    These results are not necessarily indicative of what the actual results of operations would have been if the acquisition of Vidus had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations for any future periods or as of any date. These results do not give effect to any cost savings, operating synergies, and revenue enhancements which may result from the acquisition of Vidus or the costs of achieving these cost savings, operating synergies, and revenue enhancements. The in-process research and development charge of approximately $5.6 million is included in the net income attributable to common stockholders for the year ended December 31, 2005.

Intangible Assets

    SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their expected useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally two to ten years.

    Intangible assets were as follows (in thousands):


                                         As of December 31, 2006                       As of December 31, 2005
                               --------------------------------------------  ---------------------------------------------
                                 Carrying      Accumulated                     Carrying      Accumulated
                                  Amount      Amortization       Net            Amount       Amortization         Net
                               -------------  --------------  -------------  --------------  -------------   -------------
Amortized intangible assets:
  Core developed technology....  $   23,462     $    (8,482)   $    14,980      $   23,462      $  (6,641)    $    16,821
  Order backlog................       5,500          (3,416)         2,084           5,500         (1,582)          3,918
  Customer relationships.......       3,660            (682)         2,978           3,660           (316)          3,344
                               -------------  --------------  -------------  --------------  -------------   -------------
    Total......................      32,622         (12,580)        20,042          32,622         (8,539)         24,083

Unamortized intangible assets:
  Trademarks...................       3,250               --         3,250           3,250              --          3,250
                               -------------  --------------  -------------  --------------  -------------   -------------
Total intangible assets........  $   35,872     $   (12,580)  $     23,292      $   35,872      $  (8,539)    $    27,333
                               =============  ==============  =============  ==============  =============   =============


    During the fourth quarter of 2005, management determined that Vidus Limited would officially change its name to @Road, Ltd. Therefore, the acquired Vidus trade name will no longer be utilized. The name change is intended to leverage the @Road brand equity and more closely reflect the Company's objective of adding end-to-end MRM solutions offerings in Europe. As a result, the Company reduced the carrying value to zero resulting in an impairment charge of $2.3 million in 2005. The impairment charge is included in Impairment of Intangible Assets in the Company's Statement of Operations.

    For the years ended December 31, 2006, 2005 and 2004, amortization of intangible assets was $4.0 million, $3.5 million and $28,000, respectively. The estimated future amortization expense of purchased intangible assets as of December 31, 2006 is as follows (in thousands):

        2007..................................... $   4,040
        2008.....................................     2,458
        2009.....................................     2,207
        2010.....................................     2,207
        2011.....................................     2,207
        Thereafter...............................     6,923
                                                  ----------
        Total....................................   $20,042
                                                  ==========


Note 4. Short-Term Investments

    Short-term investments included the following available-for-sale securities at December 31, 2006 and 2005 (in thousands):


                                                                     December 31, 2006
                                              ------------------------------------------------------------
                                                Amortized    Unrealized     Unrealized        Estimated
                                                  Cost          Gains        (Losses)        Fair Value
                                              ------------  -----------   ---------------   --------------
United States government debt securities......$ 17,334      $   --          $  (19)          $ 17,315
Municipal debt securities.....................  33,307          --              --             33,307
Corporate debt securities.....................   3,060          --              --              3,060
                                              ------------  -----------   ---------------   --------------
Total.........................................$ 53,701      $   --          $  (19)          $ 53,682
                                              ============  ===========   ===============   ==============

                                      11


                                                                     December 31, 2005
                                              ------------------------------------------------------------
                                                Amortized    Unrealized     Unrealized        Estimated
                                                  Cost          Gains        (Losses)        Fair Value
                                              ------------  -----------   ---------------   --------------
United States government debt securities......$ 39,276      $   --          $     (72)       $ 39,204
Municipal debt securities.....................  36,802          --                 (6)         36,796
Corporate debt securities.....................   1,643          --                 --           1,643
                                              ------------  -----------   ---------------   --------------
Total.........................................$ 77,721      $   --          $     (78)       $ 77,643
                                              ============  ===========   ===============   ==============


    In accordance with EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, the following table shows gross unrealized losses and fair value for those investments that were in an unrealized loss position as of December 31, 2006 and 2005, aggregated by investment category and the length of time that individual securities have been in a continuous loss position (in thousands):


                                                                As of December 31, 2006
                                         -------------------------------------------------------------------
                                            Less than 12 Months  12 Months or Greater          Total
                                         ----------------------  -------------------  ----------------------
                                            Fair      Unrealized   Fair    Unrealized    Fair       Unrealized
                                           Value       (Loss)      Value     (Loss)     Value         (Loss)
                                         ----------  ----------  ---------  --------  ----------   -----------
United States government debt securities $  17,315   $     (19)  $     --   $     --  $   17,315    $    (19)
Municipal debt securities................   33,307           --        --         --      33,307          --
Corporate debt securities................    3,060           --        --         --       3,060          --
                                         ----------  ----------  ---------  --------  ----------   ---------
Total....................................$  53,682   $     (19)  $     --   $     --  $   53,682    $    (19)
                                         ==========  ==========  =========  ========  ==========   =========



                                                                As of December 31, 2005
                                         -------------------------------------------------------------------
                                           Less than 12 Months    12 Months or Greater         Total
                                         ----------------------  -------------------   ---------------------
                                            Fair      Unrealized   Fair    Unrealized    Fair       Unrealized
                                           Value        (Loss)     Value     (Loss)      Value        (Loss)
                                         ----------  ----------  ---------  --------   ---------   ---------
United States government debt securities.$  39,204   $     (72)  $     --   $     --   $  39,204    $    (72)
Municipal debt securities................   36,796          (6)        --         --      36,796          (6)
Corporate debt securities................    1,643           --        --         --       1,643          --
                                         ----------  ----------  ---------  --------  ----------   ---------
Total....................................$  77,643   $     (78)  $     --   $     --   $  77,643    $    (78)
                                         ==========  ==========  =========  ========  ==========   =========


    The Company reviews investments in debt securities for other than temporary impairment whenever the fair value of an investment is less than amortized cost and evidence indicates that an investment's carrying amount is not recoverable within a reasonable period of time. The decline in value of these investments is primarily related to changes in interest rates and is considered to be temporary in nature. When evaluating the investments, the Company considers whether it has the ability and the intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, compliance with the Company's investment policy, the severity and duration of the impairment, changes in the value subsequent to year-end and forecasted performance of the investee. The Company has reviewed those securities with unrealized losses as of December 31, 2006 and 2005 for other-than-temporary impairment, and has concluded that no other-than-temporary impairment existed as of December 31, 2006 and 2005.

Note 5. Inventories

    Inventories consist of (in thousands):

                                                  December 31,
                                              ----------------------
                                                 2006        2005
                                              -----------  ---------
        Raw materials.........................$    2,153   $  1,796
        Work in process.......................     7,649      2,013
        Finished goods........................     4,480      2,278
                                              -----------  ---------
                                              $   14,282   $  6,087
                                              ===========  =========


Note 6. Property and Equipment

    Property and equipment consist of (in thousands):

                                                           December 31,
                                                      -----------------------
                                                         2006        2005
                                                      -----------  ----------
        Computers and software........................$   18,986   $  14,424
        Manufacturing and office equipment............       830         663
        Furniture and fixtures........................       383         455
        Leasehold improvements........................     1,304         695
                                                      -----------  ----------
          Total.......................................    21,503      16,237
        Accumulated depreciation and amortization.....   (13,170)    (10,042)
                                                      -----------  ----------
        Property and equipment, net...................$    8,333   $   6,195
                                                      ===========  ==========

    Depreciation expense for the year ended December 31, 2006, 2005 and 2004 was $3.3 million, $2.6 million, and $1.3 million, respectively.

    As of December 31, 2006, the Company has office equipment and furniture held under capital leases with a net book value of $209,000. The accumulated amortization related to these underlying assets is $168,000 as of December 31, 2006.

Note 7. Accrued Liabilities

    Accrued liabilities consist of (in thousands):

                                                            December 31,
                                                      --------------------------
                                                         2006          2005
                                                      ------------  ------------
        Accrued compensation and related benefits.....$   4,948     $   3,629
        Other accrued expenses........................    6,481         5,122
                                                      ------------  ------------
          Total.......................................$  11,429     $   8,751
                                                      ============  ============


Note 8. Derivative Financial Instrument Liabilities

    In connection with the Vidus acquisition, the Company issued shares of its Series B-1 and B-2 redeemable preferred stock with an embedded feature indexed to the Company's common stock (the "top-up") that is payable to the holders of the redeemable preferred stock upon redemption. See "Note 9 -Redeemable Preferred Stock" for further discussion. In accordance with SFAS 133, the top-up amount is considered a derivative instrument that should be bifurcated from the preferred stock host and recognized as either an asset or liability, depending on the rights and obligations under the contract, and should be measured at fair value. The Company accounts for changes in the fair value of the derivative instrument, which is not designated as a hedging instrument, through the current period earnings.

    Based on the highest ten consecutive trading days average closing price of the Company's common stock of $5.73 per share through September 25, 2006, per the terms of the acquisition, the final aggregate top-up amount payable upon redemption of the related preferred stock is $7.1 million. The difference between the fair value of the derivative liability of $7.0 million and the final aggregate top-up amount of $7.1 million at December 31, 2006 represents the fair value of a portion of the derivative to be recognized over the period to the final preferred stock redemption date of February 18, 2007 for Series B-2 redeemable preferred stock.

    Prior to September 25, 2006 (the end of the top-up measurement period), the Company used the Monte Carlo simulation of its stock price with the movements in its stock price following a geometric Brownian motion to value the derivative instrument that is recorded as a derivative liability. In valuing the embedded derivative, the Company used the market price of its common stock on the date of valuation, a historical volatility and the expected remaining period to the expiration date of the top-up period. The Company used the following valuation assumptions:

                                                    As of           As of
                                                  December 31, February 18,
                                                     2005           2005
                                               ---------------- --------------

Historical volatility                                       54%            88%
Expected remaining period                              9 months      15 months
Valuation date market price of common stock    $          5.23   $       4.50
Risk-free interest rate                                   4.33%          3.07%
Discount rate                                            16.07%         14.87%


    The fair value of this derivative instrument was $7.0 million at December 31, 2006 and $2.9 million at December 31, 2005 and $5.2 million at February 18, 2005. The change in the fair value of $(4.1) million and $2.3 million was recorded in total other (expense) income, net in the consolidated statements of operations for the years ended December 31, 2006 and 2005, respectively.

Note 9. Redeemable Preferred Stock

    On February 18, 2005, the Board of Directors of the Company authorized the creation of four series of preferred stock and designated approximately 44,000, 44,000, 5,000 and 5,000 shares as Series A-1, A-2, B-1 and B-2 preferred stock, respectively, of which approximately 23,000, 44,000, 5,000 and 5,000 shares of Series A-1, A-2, B-1 and B-2 preferred stock, respectively, were issued and outstanding as of December 31, 2006 with an aggregate redemption value of $8.7 million.

Dividends

    The holders of the Series A-1, A-2, B-1 and B-2 preferred stock are entitled to receive dividends at the rate of $6.50 per share annually. The dividends accrue day to day, whether or not earned or declared, from February 18, 2005. The dividends are payable when and if declared by the Board of Directors or when shares are redeemed. Any accumulation of unpaid dividends on the preferred stock does not bear interest. Accrued dividends totaled $939,000 as of December 31, 2006.

Redemption

    The holders of the Series A-1 and B-1 preferred stock may elect to redeem all or a portion of the shares on or after February 18, 2006, and the holders of the Series A-2 and B-2 preferred stock may elect to redeem all or a portion of the shares on or after February 18, 2007.

    Each share of Series A-1 and A-2 preferred stock is redeemable for an amount equal to (i) $100 plus (ii) all declared or accumulated but unpaid dividends. Each share of Series B-1 and B-2 preferred stock is redeemable for an amount equal to (i) $100, plus (ii) all declared or accumulated but unpaid dividends, plus (iii) the top-up amount of $731.

    On or after February 18, 2009, the Company may redeem all or any portion of the Series A-1, A-2, B-1, and B-2 preferred stock.

Conversion

    None of the issued series of preferred stock is convertible.

Liquidation

    Series A-1, A-2, B-1 and B-2 preferred stockholders are entitled to receive, upon liquidation, an amount equal to their respective redemption price. The holders of the Series A-1, A-2, B-1 and B-2 preferred stock rank on a pari passu basis as to the receipt of such distributions and in preference to the holders of common stock.

Voting

    Each outstanding share of preferred stock is entitled to eleven (11) votes on all matters, voting with the shares of common stock as a single class.

    The following table illustrates the activity for each series of preferred stock through December 31, 2006 (in thousands):


                                                    Series A-1   Series A-2   Series B-1  Series B-2     Total
                                                    -----------  ----------   ----------  -----------  -----------
Issued at fair value...............                 $    2,352   $   4,424    $   3,205   $    2,937   $   12,918
Reclass of bifurcated derivative instrument,
  at fair value at issuance........                         --          --       (2,719)      (2,451)      (5,170)
Amounts accrued for dividends for the twelve
  months ended December 31,
  2005.............................                        131         249           28           28          436
                                                    -----------  ----------   ----------  -----------  -----------
Balance December 31, 2005..........                      2,483       4,673          514          514        8,184
Amounts accrued for dividends for the twelve
  months ended December 31,
  2006.............................                        154         288           30           31          503
Redemption of preferred stock (75 shares of Series
  A-1, 27 shares of Series B-1).................            (9)         --           --           --           (9)
Reclassification of preferred stock redeemed but
  not paid as of December 31, 2006 (23,172 shares
  of Series A-1; 4,687 shares of Series B-1)            (2,598)         --         (527)          --       (3,125)
                                                    -----------  ----------   ----------  -----------  -----------
Balance December 31, 2006..........                 $       30   $   4,961      $    17   $      545   $    5,553
                                                    ===========  ==========   ==========  ===========  ===========

Note 10. Common Stock

    At December 31, 2006, the Company had reserved approximately 18,534,000 shares of common stock available for future issuance under its stock option plans, including approximately 10,118,000 shares related to outstanding stock options. In addition, the Company had reserved approximately 1,779,000 shares of common stock available for future issuance under the employee stock purchase plan. The Company's Certificate of Incorporation, as amended, authorizes it to issue 250,000,000 shares of common stock.

Note 11. Employee Benefit Plans

Adoption of SFAS 123R

    The Company adopted the provisions of SFAS 123R, on January 1, 2006. Under SFAS 123R, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award at that date, and is recognized as expense over the employee's requisite service period (generally over the vesting period of the award) on a straight-line basis. The Company has no awards with market conditions. The Company has one stock option grant with performance and service conditions. These performance conditions were not met during 2006 and therefore, the options fair value was amortized over the vesting period five years after issuance on a straight-line basis.

    The Company adopted the provisions of SFAS 123R using a modified-prospective approach. Under the modified prospective approach, prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized on a straight-line basis over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under SFAS 123 as adjusted for estimated forfeitures. The Company has elected to follow the tax law method of determining realization of excess tax benefits in accordance with SFAS 123R.

    The effect of recording stock-based compensation for the year ended December 31, 2006 was as follows:

                                                         Year ended
                                                        December 31, 2006
                                                      ---------------------
Stock-based compensation expense by type of
   award:
   Employee stock options                             $              3,428
   Employee stock purchase plan                                        929
   Amounts capitalized as inventory                                     (7)
                                                      ---------------------
Total stock-based compensation                        $              4,350

Tax effect of stock-based compensation                $                652
                                                      ---------------------
Net effect on net (loss) income attributable to
   common stockholders                                $              3,698
                                                      =====================

Effect on (loss) income per share:
   Basic                                              $               0.06
   Diluted                                            $               0.06

    The Company recorded $4.4 million of stock-based compensation expense in its consolidated statement of operations for the year ended December 31, 2006. A total of $3.3 million of this expense relates to prior year awards vesting after January 1, 2006 and $1.1 million relates to options granted after the adoption of SFAS 123R.

    As of December 31, 2006, there was $4.8 million of total unrecognized compensation cost related to non-vested stock-based employee compensation arrangements. The cost is expected to be recognized over a weighted-average period of 2.3 years. For the year ended December 31, 2006, stock-based compensation totaling $7,000 was capitalized as inventory.

Valuation Assumptions

    The weighted-average estimated fair value of employee stock options granted during the years December 31, 2006, 2005 and 2004 was $2.91, $2.26 and $3.79 per share, respectively. The Company calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions (annualized percentages):

                                                 Year Ended
                                                December 31,

                            --------------------------------------------------
                                  2006             2005            2004
                            --------------------------------------------------
Stock option plans:
Volatility                         68%              84%            106%
Risk-free interest rate           4.8%             4.0%            3.4%
Dividend yield                    0.0%             0.0%            0.0%
Expected life (in years)          5.0              3.2             5.0
Forfeiture rate                    28%              --              --


                                                 Year Ended
                                                December 31,

                            --------------------------------------------------
                                  2006             2005             2004
                            --------------------------------------------------
Employee stock purchase
   plans:

Volatility                        72%              73%              78%
Risk-free interest rate          4.2%             3.2%             1.3%
Dividend yield                   0.0%             0.0%             0.0%
Expected life (in years)         1.2              0.5              0.5

   Expected volatility is determined using a 50% weighting to both historical volatility of the Company's common stock over a period of 4.5 to 5.0 years following the Company's initial public offering and implied volatility based on the Company's traded stock options. The risk-free interest rate is calculated using zero coupon rates on treasury notes stripped principal for each grant date given the expected life. The dividend yield of zero is based on the fact that the Company expects to invest cash in operations and has never paid cash dividends on common stock. The expected life is calculated for the period from the Company's initial public offering using the interval between the grant date and the exercise date weighted by the number of shares exercised. The expected life is adjusted for the anticipated behavior in relation to unexercised options.

   As stock-based compensation expense recognized in the statements of operations for 2006 is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be approximately 28% as of December 31, 2006 based on weighted average historical forfeiture rates. Under the provisions of SFAS 123R, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture rate is higher than estimated. In the Company's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Pro Forma Information under FAS 123 for Periods Prior to Fiscal 2006

   Prior to adopting the provisions of SFAS 123R, the Company provided the disclosures required under SFAS 123 as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosures ("SFAS 148").

   For purposes of pro forma disclosures under SFAS 123 for the year ended December 31, 2005 and 2004, the estimated fair value of the stock options was assumed to be amortized to expense over the stock options' vesting periods. The pro forma effects of recognizing estimated compensation expense under the fair value method on net income and net income per common share for the years ended December 31, 2005 and 2004, were as follows:


                                                                           Year Ended
                                                                          December 31,
                                                                   ----------------------------
                                                                       2005           2004
                                                                   ----------------------------
Net income as reported                                             $        27,911 $     9,221
Add: stock-based employee compensation expense included in
   reported net loss, net of tax effect                                         --           4
Less: stock-based employee compensation expense determined
   under fair value based method, net of tax effect                         (4,692)     (7,451)
                                                                   ----------------------------
Pro forma net income                                                        23,219       1,774
Preferred stock dividends                                                      436          --
                                                                   ----------------------------
Pro forma net income attributable to common stockholders           $        22,783 $     1,774
                                                                   ----------------------------
Basic net income per share:
   As reported                                                     $          0.46 $      0.17
                                                                   ----------------------------
   Pro forma                                                       $          0.38 $      0.03
                                                                   ----------------------------
                                      17

Diluted net income per share:
   As reported                                                     $          0.45 $      0.16
                                                                   ----------------------------
   Pro forma                                                       $          0.37 $      0.03
                                                                   ----------------------------


Equity Incentive Plans

    The Company has equity incentive plans for directors, officers and employees. Stock options granted under these plans generally vest 25% one year from the date of grant and the remainder vest at a rate of 2.08% per month thereafter. Grants to existing employees generally vest 25% per year on the anniversary of the grant. Non-employee directors upon becoming a director receive an initial grant of 40,000 shares vesting over 4 years and annual grants of 10,000 shares vesting over one year. Options generally expire 10 years from the date of grant. Our equity incentive plans contain a provision that automatically increases through 2010, on each January 1, the number of shares reserved for issuance under these plans by the lesser of 2,500,000 shares or four percent of the total shares outstanding on the last day of the preceding year.

    The following table summarizes activity under our equity incentive plans (shares in thousands):


                                                                 Years Ended December 31,
                                       -----------------------------------------------------------------------------
                                                2006                       2005                      2004
                                       ------------------------  -------------------------  ------------------------
                                                     Weighted                  Weighted                   Weighted
                                                     Average                    Average                   Average
                                       Number of     Exercise    Number of     Exercise     Number of     Exercise
                                         Shares       Price        Shares        Price        Shares       Price
                                       -----------  -----------  -----------   -----------  -----------  -----------
Outstanding at beginning of period          9,571   $   4.81        8,416      $   5.23        7,415     $   5.29
Granted................                     1,793       4.83        2,767          3.78        2,541         4.83
Assumed................                        --         --          146          0.95           --           --
Exercised..............                      (461)      3.22         (315)         1.84         (641)        2.25
Canceled...............                      (786)      5.66       (1,443)         5.55         (899)        6.70
                                       -----------               -----------                -----------
Outstanding at end of
  period...............                    10,117       4.82        9,571          4.81        8,416         5.23
                                       ===========               ===========                ===========
Options exercisable at end of period        6,398   $   5.18        5,467      $   5.50        3,790     $   4.61
                                       ===========               ===========                ===========


    The following table summarizes number of shares, weighted average remaining contractual life and average instrinsic value of options outstanding, vested and expected to vest and exercisable at December 31, 2006 (shares and intrinsic value in thousands):



                                            Year Ended December 31, 2006
                                        --------------------------------------
                                                       Weighted
                                                       Average
                                                      Remaining    Aggregate
                                         Number of   Contractual   Intrinsic
                                          Shares    Life (Years)     Value
                                        --------------------------------------
Outstanding at end of period               10,117          6.8     $ 29,850
Vested and expected to vest.                8,907          6.5     $ 26,094
Options exercisable at end of period        6,398          5.6     $ 18,355

     The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company's common stock for the 8.6 million options that were in-the-money at December 31, 2006. As of December 31, 2006, the closing price of the Company's common stock was $7.30 per share. In-the-money options are options with an exercise price lower than the $7.30 closing price. Out-of-the-money options are options with an exercise price greater than the $7.30 closing price. The total intrinsic values of options exercised during the years ended December 31, 2006, 2005 and 2004 were $1.1 million, $729,000 and $4.0 million, respectively. The intrinsic value is determined as of the date of option exercise. The total cash received from employees as a result of employee stock option exercises during the years ended December 31, 2006 and 2005 was approximately $1.5 million and $578,000, respectively.

    Additional information regarding options outstanding as of December 31, 2006 is as follows (shares in thousands):


                                                         Options Outstanding                 Options Exercisable
                                               -----------------------------------------  ---------------------------
Exercise Price                                                Weighted                                    Weighted
                                                               Average      Weighted                     Exercisable
                                                              Remaining       Average                      Average
                                                   Number    Contractual     Exercise        Number       Exercise
                                                 of Shares   Life (Years)      Price       of Shares       Price
------------------                             ------------  -------------  ------------  ------------   ------------
$0.07 - 1.63...................                        705           3.43     $    1.19           705      $    1.19
1.97 - 2.00....................                        820           4.65          2.00           820           2.00
2.07 - 3.40....................                      1,125           7.94          2.93           504           2.87
3.47 - 3.69....................                      1,183           6.55          3.57           707           3.61
3.85 - 4.18....................                      1,215           7.92          4.00           479           4.05
4.21 - 4.40....................                      1,024           9.52          4.39           141           4.36
4.48 - 5.04....................                      1,188           6.55          4.88           896           4.95
5.05 - 6.40....................                      1,257           7.67          5.74           560           5.96
6.44 - 10.93...................                      1,212           4.97          9.37         1,198           9.40
11.05 - 14.58..................                        388           6.79         14.58           388          14.58
                                               ------------                               ------------
                                                    10,117           6.76     $    4.82           6,398    $    5.18
                                               ============                               ============



                                      Options Exercisable        Options Unexercisable           Total Options
                                    -------------------------   -------------------------  --------------------------
                                                   Weighted                    Weighted                   Weighted
                                                   Average                     Average                     Average
                                     Number of    Exercise       Number of     Exercise    Number of      Exercise
                                      Shares        Price          Shares       Price        Shares        Price
                                    -----------   -----------   -----------   -----------  ------------  ------------
In-the-money.........                    4,875    $   3.53           3,719    $   4.21         8,594      $   3.83
Out-of-the-money.....                    1,523       10.44             --           --         1,523         10.44
                                    -----------                 -----------                ------------
Total options                            6,398    $   5.18           3,719    $   4.21          10,117    $   4.82
  outstanding........               ===========                 ===========                ============


Employee Stock Purchase Plan

    The Company has an employee stock purchase plan for all eligible employees. Under the plan, shares of its common stock may be purchased over an offering period with a maximum duration of two years at 85% of the lower of the fair market value on the first day of the applicable offering period or on the last day of the six-month purchase period. Employees may purchase up to 1,800 shares having a value not exceeding 20% of their gross compensation during an offering period. During the years ended December 31, 2006, 2005 and 2004, employees purchased approximately 643,000, 580,000 and 464,000 shares at average prices of $3.11, $2.89 and $4.60 per share, respectively. At December 31, 2006, approximately 1,779,000 shares of common stock were reserved for future issuance. Our employee stock purchase plan contains a provision that automatically increases, on each January 1, the number of shares reserved for issuance under the employee stock purchase plan by the lesser of 900,000 or two percent of the total shares outstanding on the last day of the preceding year.

401(k) Saving and Retirement Plan

    The Company sponsors a 401(k) Saving and Retirement Plan ("Plan") for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis, between 1 percent and 15 percent of their annual compensation, but not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company was not required to contribute to the Plan for any of the years presented; however, the Company did contribute $30,000 to the Plan for 2006. There were no contributions in 2005 or 2004.

Note 12. Commitments and Contingencies

Lease Commitments

    The following table represents the future minimum lease payments under non-cancelable operating, capital and financing leases as of December 31, 2006.

        Year Ending December 31:
        2007.................................................$  2,006
        2008.................................................   1,798
        2009.................................................   1,747
        2010.................................................   1,044
        2011.................................................     585
        Thereafter:..........................................      49
                                                             ---------
                                                             ---------
        Total minimum lease payments.........................$  7,229
                                                             =========

    The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense was approximately $2.2 million, $2.5 million and $1.7 million (net of sublease income of approximately $0, $37,000 and $43,000) for 2006, 2005 and 2004, respectively.

    The Company has future minimum lease payments for capital and financing leases for office equipment and furniture in the amount of $38,000 included in the table above.

Purchase Commitments

    At December 31, 2006 the Company had noncancelable inventory purchase commitments totaling approximately $6.8 million.

Legal Proceedings

    From time to time, the Company is subject to claims in legal proceedings arising in the normal course of business. In accordance with SFAS 5, the Company records a provision for a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss.

    On January 18, 2007, Telematics Corporation filed a complaint against the Company and seven other defendants in the United States District Court for the Northern District of Georgia. The complaint alleges that the Company's mobile resource management solutions infringe certain patents owned by the plaintiff. As of April 30, 2007, this matter is still in the early stages and the Company does not have sufficient information to (i) determine whether it is probable that a liability has been incurred by the Company in connection with this matter, or (ii) develop a reasonable estimate of the amount of any loss the Company might incur as a result of any such liability.

Other Contingencies

    The Company from time to time enters into certain types of agreements that contingently require it to indemnify parties against third party claims. These agreements primarily relate to: (i) certain agreements with the Company's officers, directors and employees and third parties, under which the Company may be required to indemnify such persons for liabilities arising out of their duties to the Company and (ii) certain agreements under which the Company indemnifies customers and other third parties for claims such as those arising from intellectual property infringement, personal injury, or non-performance under the agreement. Such indemnification provisions are accounted for in accordance with SFAS No. 5, Accounting for Contingencies. To date, the Company has not incurred any costs related to any claims under such indemnification provisions.

    The terms of such obligations vary. Because the amounts of the obligation in these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make any payments for these obligations, and no liabilities have been recorded for these obligations on the Company's balance sheet as of December 31, 2006

    In general, the Company provides its customers a 12-month limited warranty that the hardware furnished under the hosted agreements will be free from defects in materials and workmanship and will substantially conform to the specifications for such hardware. The Company's policy is to expense such costs as incurred. To date, the Company has incurred minimal costs related to this limited warranty obligation.

    The Company also provides its European customers with the longer of the European Union statutory warranty of 90 days or country specific warranty of up to 365 days. If the warranty is invoked, the Company may be required to correct errors in its software rather than refund any fees under the arrangement. As of December 31, 2006 this warranty has not been invoked by any of the Company's customers.

Note 13. Terminated Acquisition Costs

    On April 12, 2004, the Company entered into a Combination agreement with MDSI Mobile Data Solutions, Inc. ("MDSI") providing for the acquisition of MDSI. On July 27, 2004, the parties mutually agreed to terminate the Combination Agreement. As a result, for the year ended December 31, 2004, the Company expensed approximately $2.1 million of acquisition-related costs.

Note 14. Income Taxes

    The provision (benefit) from income taxes consists of the following (in thousands):

                                                 Year Ended December 31,
                                      -----------------------------------------
                                          2006           2005         2004
                                      -------------  -------------  -----------
       Federal:Current................$        101   $        113    $       --
               Deferred...............          84        (30,813)           --
                                      -------------  -------------  -----------
               Total federal..........         185        (30,700)           --
                                      -------------  -------------  -----------
         State:Current................          30             --            --
               Deferred...............         126         (3,800)           --
                                      -------------  -------------  -----------
               Total state............         156         (3,800)           --
                                      -------------  -------------  -----------
       Foreign:Current................           --            --            --
               Deferred...............      (2,595)        (3,294)           --
                                      -------------  -------------  -----------
               Total foreign..........      (2,595)        (3,294)           --
                                      -------------  -------------  -----------
Total benefit from income taxes.......$     (2,254)  $    (37,794)   $       --
                                      =============  =============  ===========


    The pre-tax loss related to the Company's foreign operations in 2006 and 2005 was $8.6 million and $16.7 million, respectively. Only minimum state income and franchise taxes were provided for in 2004 due to the Company's history of net operating losses. Such amounts were not significant and were included in general and administrative expenses.

    The Company's effective tax rate differs from the amount computed by applying the statutory federal income tax rate to (loss) income before provision for income taxes as follows:

                                                Year Ended December 31,
                                         ------------------------------------
                                           2006         2005        2004
                                         -----------  -----------  ----------
Federal statutory rate...................      35.0%        35.0%       35.0%
State taxes, net of federal benefit......      (1.1)         1.3         0.7
Non-deductible stock compensation charges      (4.4)         0.2        (1.5)
Research and development credits.........       0.0          0.0        (1.8)
Valuation allowance......................       0.0        364.2       (32.1)
Derivative...............................      (9.9)         8.0           --
Rate differential on foreign losses......      (3.8)       (25.5)          --
Other....................................      (0.2)        (0.8)       (0.3)
                                         -----------  -----------  ----------
Effective tax rate.......................      15.6%       382.4%         --%
                                         ===========  ===========  ==========

    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                                       December 31,
                                                                 --------------------------
                                                                    2006          2005
                                                                 ------------  ------------
Deferred Tax Assets
Net operating loss carry forwards............................    $    34,259     $  39,359
Credit carry forwards........................................          3,137         3,297
Accruals and reserves recognized in different periods........         12,014         4,808
                                                                 ------------  ------------
  Total gross deferred tax assets before valuation allowance.         49,410        47,464
  Valuation allowance........................................           (268)         (303)
                                                                 ------------  ------------
    Deferred tax assets......................................         49,142        47,161
Deferred Tax Liabilities
Acquired intangibles.........................................         (5,563)       (6,193)
                                                                 ------------  ------------
  Net deferred tax assets (liabilities) before unrealized losses      43,579        40,968
Unrealized losses (gains) on:
  Securities available-for-sale..............................              7            31
  Valuation allowance........................................             (7)          (31)
                                                                 ------------  ------------
    Net unrealized losses (gains)............................             --            --
                                                                 ------------  ------------
      Net deferred tax asset.................................    $    43,579     $  40,968
                                                                 ============  ============


    The valuation allowance for deferred tax assets decreased by $59,000 and $42.9 million in 2006 and 2005, respectively. The Company has concluded, based on the standards set forth in SFAS No. 109, Accounting for Income Taxes, that it is more likely than not that it will realize the benefits from its related deferred tax assets, based on the Company's evaluation of current evidence and its affect on the Company's estimate of future taxable income. The Company receives tax deductions from the gains realized by employees on the exercise of certain non-qualified stock options and disqualifying dispositions of stock options. Approximately $6.8 million of the reversal of the valuation allowance related to excess tax benefits from these stock option deductions for which the benefit was recognized as a component of stockholders' equity for the year ended December 31, 2005. Approximately $7,000 and $31,000 of the valuation allowance at December 31, 2006 and 2005, respectively, related to unrealized losses on available-for-sale securities and was charged to other comprehensive income.

    At December 31, 2006, the Company had federal, state and foreign net operating loss ("NOL") carryforwards of approximately $74.2 million, $29.8 million, and $21.0 million, respectively. If not used, the federal NOL carryforwards will expire between 2018 and 2023 and the state NOL carryforwards will expire between 2007 and 2023. The foreign NOL carryforwards do not expire.

    At December 31, 2006, the Company also had federal and state research credits of approximately $2.0 million and $1.6 million, respectively. If not used, the federal research credit carryforwards will expire between 2012 and 2023. The state research credit carryforwards do not expire.

Note 15. Related Party Transactions

    The Company has entered into indemnification agreements with each of its directors, executive officers and certain other officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.